SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
-------------------

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 8, 2003


 SALIENT 3 COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)



  Delaware                         0-12588         23-2280922
(State or other jurisdiction      (Commission     (I.R.S. Employer
 of incorporation )                File Number)    Identification No.)



  P. O. BOX 1498, READING, PENNSYLVANIA    19603
(Address of principal executive offices)  (Zip Code)



Registrant's telephone number, including area code:  (610) 856-5500




Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On August 8, 2003, Salient 3 Communications, Inc., (OTCBB: STCIA) announced that as of the end of its second fiscal quarter, ended July 4, 2003, its estimated net assets in liquidation per outstanding share were $1.15. This value represents an increase of $0.13 per share from the estimated net assets in liquidation of $1.02 as of April 4, 2003, reported in the Company's Form 10-Q as filed with the Securities and Exchange Commission for the first quarter. The increase in net asset value per share primarily resulted from adjustments of certain reserves after a reevaluation of the need for such reserves and the favorable settlement of an outstanding obligation.

The Company cautioned that under liquidation basis accounting, all values of realizable assets and settlement amounts of liabilities are estimates, subject to continual reassessment based on changing circumstances. Therefore, it is not presently determinable whether the amounts realizable from the remaining assets or the amounts due in settlement of obligations will differ materially from the amounts shown on the statement of net assets in liquidation as of July 4, 2003.

As reported July 17, 2003, the Company today paid a liquidating distribution of $1.00 per share to holders of Class A and Class B common stock. After payment of the distribution, the remaining assets and liabilities will be transferred to a Liquidating Trust. The Trust will dispose of the remaining assets, satisfy all of the outstanding liabilities and distribute any remaining assets to the beneficial owners of the Trust.

Stockholders of record as of August 8, 2003 will automatically receive a beneficial interest in the Trust, equal to their pro-rata ownership interest in the Company. Any distribution of assets from the Trust will be subject to the prior satisfaction of the liabilities transferred to the Trust. Accordingly, there can be no assurance of the amount or timing of distributions from the Liquidating Trust, if any.

The transfer of the Company's assets and liabilities into the Liquidating Trust constitutes a constructive liquidating distribution to its stockholders under Internal Revenue Code Section 331, which governs complete liquidations of corporations. This constructive distribution, together with the cash liquidating distribution, must be reported by record holders on their income tax returns for the year 2003. The amount of the constructive distribution, which is not reduced for claims and obligations not currently recognized for federal income tax purposes, in accord with the Internal Revenue Code section cited above, will be approximately $1.93 per share.

Under Delaware law, the Company will automatically cease to exist as a legal entity on August 11, 2003, the third anniversary of the filing of its Certificate of Dissolution with the Delaware Secretary of State. Upon transfer of its then remaining assets and liabilities to the Liquidating Trust, the Company will close its stock transfer books and discontinue recording transfers and sales of shares of its common stock and will also request that its common stock immediately cease trading on the OTC Bulletin Board. The Company also expects to file a Form 15 with the Securities and Exchange Commission on such date to terminate the registration of its common stock under the Securities Exchange Act of 1934 and cease filing periodic reports. As a result, no further trading or transfers of shares of the Company's common stock will be possible after August 8, 2003.




Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit
Number 	        Description
-------         -----------

  99            Liquidating Trust Agreement


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SALIENT 3 COMMUNICATIONS, INC.



Date:    August 8, 2003                /s/Paul H. Snyder
                                       ------------------------------
                                       Paul H. Snyder
                                       Senior Vice President and
                                       Chief Financial Officer